Exhibit A

to

Plan of Distribution

Pursuant to Rule 12b-1

of

Diamond Hill Funds

Fund Name	Share Class	Distribution Fee (annual rate expressed as a percentage of the average daily net assets of each Class of Shares)
Diamond Hill Financial Long-Short Fund	Class A	0.25%
	Class C	1.00%
Diamond Hill Large Cap Fund	Class A	0.25%
	Class C	1.00%
Diamond Hill Long-Short Fund	Class A	0.25%
	Class C	1.00%
Diamond Hill Corporate Credit Fund	Class A	0.25%
	Class C	1.00%
Diamond Hill Small Cap Fund	Class A	0.25%
	Class C	1.00%
Diamond Hill Small-Mid Cap Fund	Class A	0.25%
	Class C	1.00%
Diamond Hill All Cap Select Fund	Class A	0.25%
	Class C	1.00%
Diamond Hill Research Opportunities Fund	Class A	0.25%
	Class C	1.00%
Diamond Hill Mid Cap Fund	Class A	0.25%
Diamond Hill High Yield Fund	Class A	0.25%
Diamond Hill Short Duration Total Return Fund	Class A	0.25%
Diamond Hill Core Bond Fund	Class A	0.25%

Dated as of: February 28, 2017
Diamond Hill Funds

/s/ Gary R. Young
Gary R. Young, President